Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference, in this Registration Statement on Form S-8 pertaining to the Therapix Biosciences Ltd. Israeli Share Option Plan (2005) and Israeli Share Option Plan (2015) of our report dated April 30, 2018, with respect to the consolidated financial statements of Therapix Biosciences Ltd. and its subsidiaries (the "Company"), included in the Annual Report on Form 20-F of the Company for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

Haifa, Israel	/s/ KOST FORER GABBAY & KASIERER
June 21, 2018	A Member of Ernst & Young Global